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                                                                      EXHIBIT 99


        CHANCELLOR BROADCASTING COMPANY ANNOUNCES PRIVATE OFFERINGS OF
                  SECURITIES TO FINANCE PENDING ACQUISITIONS


     DALLAS, TX, January 3, 1997 -- Chancellor Broadcasting Company (Nasdaq:
CBCA) announced today that it and its wholly-owned subsidiary, Chancellor Radio Broadcasting Company, are commencing private offerings of securities to raise funds to enable them to consummate the previously announced acquisition of 8 radio stations from OmniAmerica Group and 12 radio stations from Colfax Communications, Inc.

     Chancellor Broadcasting Company will be offering $100 million liquidation preference of a new class of convertible preferred stock. The net proceeds from this offering will be contributed as equity to Chancellor Radio Broadcasting Company for use in the pending acquisitions. The convertible preferred stock will be convertible, at a price to be determined, into shares of Chancellor's Class A Common Stock, which is traded in the Nasdaq National Market. On
January 2, 1997, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $23.88 per share.

     Chancellor Radio Broadcasting Company concurrently will be offering $100 million liquidation preference of a new class of its Exchangeable Preferred Stock due 2009.

     The proceeds from the sale of the Convertible Preferred Stock and the Exchangeable Preferred Stock, together with borrowings under a new, $475 million credit facility being arranged by Chancellor Radio Broadcasting Company, will be used to fund the cash purchase price for the pending Omni and Colfax acquisitions and to refinance Chancellor Radio Broadcasting's existing bank borrowings. The Company has agreed to sell or swap certain of the stations it is acquiring in the Omni and Colfax transactions. When consummated, those transactions would generate approximately $92.0 million in net cash proceeds, which Chancellor Radio Broadcasting will use, when received, to reduce its credit agreement borrowings. The consummation of the pending station swaps and sales are subject to governmental approvals and, in the case of the sale of the Milwaukee stations to be acquired from Colfax, the negotiation of definitive documentation.

     The Convertible Preferred Stock and the Exchangeable Preferred Stock to be sold in the foregoing offerings will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

     Chancellor Broadcasting was formed in 1993 by Steven Dinetz and Hicks, Muse, Tate & Furst to pursue acquisitions in the radio broadcast industry. Chancellor Broadcasting is one of the leading pure-play radio broadcasting companies in the United States. Upon consummation of all pending acquisitions, Chancellor will own and operate 51 stations in 14 markets, including New York, Los Angeles, San Francisco, Washington D.C., Atlanta, Minneapolis-St. Paul, Nassau-Suffolk (Long Island, New York), Phoenix, Pittsburgh, Denver, Cincinnati, Sacramento, Orlando and Riverside-San Bernardino (California). Chancellor Broadcasting Company is listed on the Nasdaq Stock Market and trades under the symbol: CBCA.

For more information, please contact:
-------------------------------------

Chancellor Broadcasting:     Jacques Kerrest        972-239-6220
Brainerd Communicators:      Chris Plunkett         212-986-6667